TANDYCRAFTS, INC. REPORTS FOURTH QUARTER, FULL YEAR RESULTS,
                      RETAINS BEAR STEARNS & CO. TO ASSIST
                         IN ENHANCING SHAREHOLDER VALUE


     FORT WORTH, TEXAS, August 9, 1995 -----TANDYCRAFTS, INC. (NYSE: TAC) announced today results for the fourth quarter and the twelve months ended June 30, 1995.

     For the three months ended June 30, 1995, net sales were $60,501,000, a 6% increase over the $56,821,000 reported for the comparable period of the prior year. Net income was $122,000, or $0.01 per share, compared to $2,115,000, or $0.19 per share for the fourth quarter of fiscal 1994.

     For the twelve months ended June 30, 1995, net sales were $256,523,000, a 19% increase over the $214,869,000 reported for the comparable period of the prior year. Net income was $5,217,000, or $0.46 per share compared to $8,906,000, or $0.79 per share, for fiscal 1994.

     For the quarter total retail sales were up 8% versus the comparable fiscal 1994 quarter. Sales were up 55% at Sav-On Discount Office Supplies and 17% at Joshua's Christian Stores. Sales were down 4% at Tandy Leather and 6% at Cargo Furniture and Accents on three fewer stores. Comparable store sales for the quarter were up 10% at Sav-On Discount Office Supplies and 3% at Joshua's Christian Stores. Comparable store sales were down 4% at Tandy Leather and 9% at Cargo Furniture and Accents. Operating income for the retail segment was also down when compared to the same quarter last year.

    For the full year, total retail sales were up 9%. Sales were up 41% at Sav-On Discount Office Supplies and 27% at Joshua's Christian Stores. Sales were down 3% at Tandy Leather and 4% at Cargo Furniture and Accents with three fewer stores. Comparable store sales were up 4% at Joshua's Christian Stores and 1% at Cargo Furniture and Accents on three fewer stores. Comparable store sales were flat at Sav-On Discount Office Supplies and down 3% at Tandy Leather. Operating income for the retail segment for the year was down when compared to last year. This was primarily due to the rapid expansion of Sav-On Discount Office Supplies, which saw its store base increase from 21 stores to 38 at year end, an 81% increase, and Joshua's Christian Stores which saw its store base increase from 61 stores to 72 stores, an 18% increase.

     Manufacturing sales were up 5% for the quarter. Operating income continued to be impacted by the weak performance of the Company's Belts and accessories and Outerwear divisions. Sales at the Frames and framed art division were up 17% although operating income was down as a result of additional expenses relating to the rollout of the new "Hermitage" line. Sales at the Tandy Wholesale International division ("TWI") were up 33%. Operating income was down as a result of additional expenses associated with the assimilation of the Trench Novelty Division. For the year sales for the manufacturing segment were up 29% and operating income was basically flat.

     In commenting on the results for the year Mr. Earl Cox III, Chairman of the Board stated, "while our performance in the first two quarters of the year was extremely strong, our performance in the last two quarters was extremely disappointing. Many external factors, including the weak apparel cycle, the mild winter, and the baseball and hockey strikes all came together to adversely impact our performance in three of our four manufacturing divisions. Also, our retail performance was adversely impacted by rapid expansion of two of our retail chains, Sav-On Discount Office Supplies and Joshua's Christian Stores.
On the bright side, our performance in the frames and framed art division was extremely strong and two of our retail chains, Tandy Leather and Cargo Furniture and Accents, continued to perform well even though customers were beginning to pull back in the current economic environment."

     Mr. Cox went on to state, "the disappointing results for the year have led us to reexamine our strategy to grow the Company. Our mission is to enhance shareholder value. To insure that we accomplish our mission, we have retained Bear Stearns & Co. to act as our financial advisor and agent in connection with reviewing alternatives, with a view toward making recommendations to maximize shareholder value. As we go forward into fiscal 1996 we will be working on realizing that value."

     Tandycrafts Inc. is a specialty retailer and manufacturer. Included in its specialty retailing segment are Tandy Leather Company, Joshua Christian Stores, Cargo Furniture & Accents and Sav-On Discount Office Supplies. Its specialty manufacturing segment is comprised of four manufacturing divisions; frame and framed art, belts and accessories, apparel and outerwear and Tandy Wholesale International ("TWI").

                                (Table to follow)





                          Three Months Ended          Year Ended
                         ---------------------  ----------------------
                           June 30,   June 30,    June 30,    June 30,
                             1995       1994        1995        1994
                         ----------  ---------  ----------  ----------


Net sales                $   60,501  $  56,821  $  256,523  $  214,869

Operating costs and expenses:
 Cost of goods sold          38,110     32,788     155,644     126,589
 Selling, general and
  administrative             19,754     19,470      83,544      68,845
 Depreciation and
  amortization                1,454      1,152       5,475       4,018
                         ----------  ---------  ----------  ----------
   Total operating costs
     and expenses            59,318     53,410     244,663     199,452
                         ----------  ---------  ----------  ----------

Operating income (loss)       1,183      3,411      11,860      15,417
Interest expense, net         1,056        432       3,833       1,437
                         ----------  ---------  ----------  ----------

Income (loss) before
  income taxes                  127      2,979       8,027      13,980
Provision for income taxes        5        864       2,810       5,074
                         ----------  ---------  ----------  ----------

  Net income             $      122  $   2,115  $    5,217  $    8,906
                         ==========  =========  ==========  ==========

Net income (loss) per
  share                       $0.01      $0.19       $0.46       $0.79
                              =====      =====       =====       =====


Weighted average common and
 common equivalent shares    11,642     11,131      11,434      11,336
                             ======     ======      ======      ======


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